Exhibit 99.1

Unaudited Pro Forma Condensed Consolidated Financial Information

On June 27, 2018 (the “Effective Date”), South Jersey Industries, Inc. (“SJI” or the “Company”), a New Jersey corporation, through its indirectly wholly-owned subsidiary, Marina Energy LLC, a New Jersey limited liability company (“Marina”), entered into a series of agreements whereby Marina will sell its portfolio of solar energy assets (the “Transaction”) to an entity managed by Goldman Sachs Asset Management (the “Buyer”). As part of the Transaction, Marina has agreed to sell the 76 distributed solar energy projects located at 143 sites across New Jersey, Maryland, Massachusetts and Vermont with total capacity of approximately 204 megawatts (the “Projects”). Total consideration for the Transaction is approximately $350.0 million in cash, which consists of approximately $287.4 million for the sale of solar assets and approximately $62.6 million for the sale of certain Solar Renewable Energy Credits (“SRECs”).

To facilitate the Transaction, Marina and the Buyer entered into a Purchase Agreement, dated as of the Effective Date (the “Purchase Agreement”), pursuant to which Marina will sell the assets comprising the Projects or, in some cases, 100% of the equity interest of certain special purpose companies wholly-owned by Marina that own the assets comprising certain Projects, for an aggregate purchase price of approximately $287.4 million. The sale of individual projects has occurred on a rolling basis as conditions precedent to each closing, including certain regulatory filings and receipt of consents to assignment of project contracts and permits, are satisfied. The Purchase Agreement contained customary representations, warranties, covenants, and conditions precedent to closing of the sales. On February 27, 2019, a Fifth Amendment to the Purchase Agreement (“Amendment”) was entered into with the Buyer for the sites that remained unsold as of December 31, 2018.

On October 12, 2018, SJI and the Buyer completed the first divestiture of certain Projects for which the required consents and permits were satisfied (the “First Tranche”). The First Tranche consisted of 50 sites across New Jersey, Massachusetts, and Vermont with total capacity of 31.4 megawatts. Total consideration (excluding transaction costs) associated with the First Tranche is approximately $66.8 million in cash. Of this total, $8.9 million was received in July 2018 related to the sale of certain SRECs. The First Tranche did not constitute a significant disposition for purposes of Item 2.01 of Form 8-K.

On October 31, 2018, SJI and the Buyer completed the second divestiture of certain Projects for which the required consents and permits were satisfied (the “Second Tranche”). The Second Tranche consisted of 15 sites across New Jersey and Vermont with total capacity of 34.9 megawatts. Total consideration (excluding transaction costs) in aggregate associated with the Second Tranche is approximately $68.1 million in cash. Of this total, $8.3 million was received in July 2018 related to the sales of certain SRECs. The Second Tranche did not constitute a significant disposition for purposes of Item 2.01 of Form 8-K.

On November 30, 2018, SJI and the Buyer completed the third divestiture of certain Projects for which the required consents and permits were satisfied (the “Third Tranche”). The Third Tranche consisted of 16 sites across Maryland, New Jersey, and Vermont with total capacity of 58.1 megawatts. Total consideration (excluding transaction costs) in aggregate associated with the Third Tranche is approximately $61.8 million in cash. Of this total, $16.9 million was received in July 2018 related to the sale of certain SRECs. In the aggregate, the First Tranche, Second Tranche, and Third Tranche constituted a significant disposition for purposes of Item 2.01 of Form 8-K.

On December 31, 2018, SJI and the Buyer completed the fourth divestiture of certain Projects for which the required consents and permits were satisfied (the “Fourth Tranche” and collectively with the First Tranche, Second Tranche, and Third Tranche, “Q4 2018 Tranches”). The Fourth Tranche consisted of 27 sites across Maryland, New Jersey, and Massachusetts with total capacity of 49.2 megawatts. Total consideration (excluding transaction costs) in aggregate associated with the Fourth Tranche is approximately $87.5 million in cash. Of this total, $22.0 million was received in July 2018 related to the sale of certain SRECs. In the aggregate, the First Tranche, Second Tranche, Third Tranche, and Fourth Tranche constituted a significant disposition for purposes of Item 2.01 of Form 8-K.

On February 28, 2019, under the Amendment, SJI and the Buyer completed the fifth divestiture of certain Projects for which the required consents and permits were satisfied (the “Fifth Tranche” and collectively with the First Tranche, Second Tranche, Third Tranche, and Fourth Tranche “the Tranches”). The Fifth Tranche consisted of 4 sites across New Jersey and Massachusetts. Total consideration (excluding transaction costs) in aggregate associated with the Tranches is $304.3 million in cash. Approximately $20.1 million relates to the Fifth Tranche. Of this total, $3.9 million was received in July 2018 related to the sale of certain SRECs. In the aggregate, the Tranches continued to constitute a significant disposition for purposes of Item 2.01 of Form 8-K.

Divestiture of the Assets Sold

Because the Tranches are considered a significant disposition for purposes of Item 2.01 of Form 8-K, the Company prepared the accompanying unaudited pro forma condensed consolidated financial statements in accordance with Article 11 of Regulation S-X. The Company determined that the Transaction does not qualify for discontinued operations accounting under financial statement presentation authoritative guidance.

The unaudited pro forma condensed consolidated balance sheet as of December 31, 2018, is based on the historical financial statements of the Company as of December 31, 2018, after giving effect to the Fifth Tranche as if it had occurred on December 31, 2018. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2018 is based on the historical financial statements of the Company after giving effect to the Tranches as if they had occurred on January 1, 2018. The pro forma adjustments are based on available information and certain assumptions that the Company believes are reasonable as of the date of this Current Report on Form 8-K. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed consolidated financial statements.

The preparation of the unaudited pro forma condensed consolidated financial information is based on financial statements prepared in accordance with accounting principles generally accepted in the United States, or “GAAP” standards, which are subject to change and interpretation. These principles require the use of estimates that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ materially from those estimates.

The pro forma financial statements are presented for informational purposes only and do not purport to represent what the results of operations or financial condition would have been had the Tranches actually occurred on the dates indicated, nor do they purport to project the results of operations or financial condition of the company for any future period or as of any future date. In addition, the pro forma financial statements were based on and should be read in conjunction with:

•
the audited consolidated financial statements of the Company as of and for the year ended December 31, 2018 and the related notes, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2019.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of December 31, 2018
(in thousands)

	Historical SJI	Pro Forma Adjustments		Pro Forma

Assets
Property, Plant and Equipment:
Utility Plant, at original cost	$4,341,113	$-		$4,341,113
Accumulated Depreciation	(787,243)	-		(787,243)
Nonutility Property and Equipment, net	99,603	-		99,603
Property, Plant and Equipment — Net	3,653,473	-		3,653,473

Investments:
Total Investments	77,812	-		77,812

Current Assets:
Cash and Cash Equivalents	30,030	-		30,030
Restricted Cash	-	-		-
Accounts Receivable, net	400,143	(39)	(b)	400,104
Natural Gas in Storage, average cost	60,425	-		60,425
Materials and Supplies, average cost	1,743	-		1,743
Assets Held for Sale	59,588	(23,167)	(a)	36,421
Other Prepayments and Current Assets	111,263	-		111,263
Total Current Assets	663,192	(23,206)		639,986

Regulatory and Other Noncurrent Assets:
Regulatory Assets	662,969	-		662,969
Goodwill and Identifiable Intangible Assets	734,607	-		734,607
Other	164,524	-		164,524
Total Regulatory and Other Noncurrent Assets	1,562,100	-		1,562,100
Total Assets	$5,956,577	$(23,206)		$5,933,371

Capitalization and Liabilities
Equity:
Common Stock	$106,883	$-		$106,883
Premium on Common Stock	843,268	-		843,268
Treasury Stock (at par)	(292)	-		(292)
Accumulated Other Comprehensive Loss	(26,095)	-		(26,095)
Retained Earnings	343,258	(2,202)	(d)	341,056
Total Equity	1,267,022	(2,202)		1,264,820
Long—Term Debt	2,106,863	-		2,106,863
Total Capitalization	3,373,885	(2,202)		3,371,683

Current Liabilities:
Notes Payable	270,500	-		270,500
Current Portion of Long—Term Debt	733,909	(19,582)	(c)	714,327
Accounts Payable	410,463	(607)	(b)	409,856
Other Current Liabilities	165,966	(815)	(d)	165,151
Total Current Liabilities	1,580,838	(21,004)		1,559,834

Deferred Credits and Other Noncurrent Liabilities:
Deferred Income Taxes – Net	85,836	-		85,836
Regulatory Liabilities	478,499	-		478,499
Other	437,519	-		437,519
Total Deferred Credits and Other Noncurrent Liabilities	1,001,854	-		1,001,854
Total Capitalization and Liabilities	$5,956,577	$(23,206)		$5,933,371

Unaudited Pro Forma Condensed Consolidated Statement of Income
For the Year Ended December 31, 2018
(in thousands, except per share amounts)

	Historical SJI	Pro Forma Adjustments		Pro Forma

Operating Revenues:
Utility	$670,715	$-		$670,715
Nonutility	970,623	(35,489)	(e)	935,134
Total Operating Revenues	1,641,338	(35,489)		1,605,849
Operating Expenses:
Cost of Sales – (Excluding depreciation)
— Utility	258,781	-		258,781
— Nonutility	796,627	-		796,627
Operations	256,862	(10,253)	(f)	246,609
Impairment Charges	105,280	(84,986)	(g)	20,294
Maintenance	32,162	(2,029)	(h)	30,133
Depreciation	96,723	(15,533)	(i)	81,190
Energy and Other Taxes	9,537	(850)	(j)	8,687
Net Gain on Sale of Assets	(15,379)			(15,379)
Total Operating Expenses	1,540,593	(113,651)		1,426,942
Operating Income	100,745	78,162		178,907

Other Income and Expense	2,404	(41)	(k)	2,363
Interest Charges	(90,296)	4,896	(l)	(85,400)
Income Before Income Taxes	12,853	83,017		95,870
Income Taxes	(561)	(18,890)	(m)	(19,451)
Equity in Earnings of Affiliates	5,611	-		5,611
Income from Continuing Operations	$17,903	$64,127		$82,030

Basic Earnings Per Common Share:
Continuing Operations	$0.21			$.98

Average Shares of Common Stock Outstanding – Basic	83,693			83,693

Diluted Earnings Per Common Share:
Continuing Operations	$0.21			$0.97

Average Shares of Common Stock Outstanding – Diluted	84,471			84,471

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma condensed consolidated financial statements reflect the following adjustments:

Unaudited Pro Forma Condensed Consolidated Balance Sheet

“Historical SJI” – represents the historical condensed consolidated balance sheet of SJI as of December 31, 2018.

(a)	To eliminate the Company’s divestiture of solar assets related to the Fifth Tranche as of December 31, 2018, which were previously classified as held for sale.

(b)	Reflects adjustments for assets purchased or liabilities assumed by the Buyer. The Buyer purchased or assumed accounts receivable and accounts payable.

(c)
Reflects total net proceeds from the sale of assets included in the Fifth Tranche that were used to partially pay down the Company’s $475.0 million in aggregate principal amount of Floating Rate Senior Notes due 2019 on the one-year anniversary of the date of initial issuance, which at the Company’s option, bears interest at a variable base rate or a variable LIBOR (“Floating Rate Notes”).

(In thousands)	As of December 31, 2018

Purchase price of Projects included in the Fifth Tranche	$16,133
Purchase price of SRECs included in the Fifth Tranche	3,934
Less: transaction costs	(485)
Total net proceeds	$19,582

(d)
To record the gain on sale of the Fifth Tranche, net of tax effect, as illustrated in the table below. As the gain is directly attributable to the Transaction and is not expected to have a continuing impact on the Company’s operations, the estimated gain is only reflected on the unaudited pro forma condensed consolidated balance sheet. The income tax associated with the estimated gain has been included within the Other Current Liabilities line item.

(In thousands)	As of December 31, 2018

Net proceeds from the Fifth Tranche	$19,582
Less: cost basis of assets sold	(22,598)
Loss on sale, before tax	(3,016)
Plus: income tax benefit	814
Net loss on sale of assets of the Fifth Tranche	$(2,202)

Unaudited Pro Forma Condensed Consolidated Statements of Operations

“Historical SJI” – represents the historical condensed consolidated statement of operations of SJI for the year ended December 31, 2018.

(e)	To eliminate the historical revenues of the assets sold within the Tranches.
(f)	To eliminate the historical direct operations cost of the assets sold within the Tranches. No pro forma adjustment was made for historical indirect overhead costs that were allocated down to Marina.
(g)	To eliminate the historical impairment expense recorded for each of the assets sold within the Tranches.
(h)
To eliminate the historical direct maintenance expense of the assets sold within the Tranches. No pro forma adjustment was made for historical indirect maintenance expense that was allocated down to Marina.

(i)	To eliminate the historical depreciation expense recorded of the assets sold within the Tranches.
(j)
To eliminate the historical energy and other tax expense recorded for the assets sold within the Tranches. No pro forma adjustment was made for historical indirect energy and other tax expense that was allocated down to Marina.

(k)	To eliminate historical other income and expense recorded for the assets sold within the Tranches.
(l)	To reflect the reduction of interest expense as a result of the partial pay down of the Floating Rate Notes using the net proceeds from the Tranches for the year ended December 31, 2018.
(m)
To eliminate the historical income tax expense of the assets sold within the Tranches, as well as adjustments to record the income tax impacts of the pro forma adjustments using blended statutory tax rates of 27.0% for the year ended December 31, 2018. This rate does not reflect SJI’s effective tax rate, which includes other items and may be significantly different than the rates assumed for purposes of preparing these statements for a variety of reasons.